Exhibit 99.1

NEWS RELEASE

Media contact:	Stephanie Hoff, Director of Corporate Communications, (218) 739-8535 or (218) 205-6179
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release: May 7, 2018	Financial Media

Otter Tail Corporation Announces First Quarter Earnings;

Increases 2018 Earnings Per Share Guidance Range from $1.80-$1.95 to $1.90-$2.05

Board of Directors Declared Quarterly Dividend on May 2, 2018

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended March 31, 2018.

Summary:

●	Consolidated operating revenues were $241.3 million compared with $214.1 million for the first quarter of 2017.

●

Consolidated net income and diluted earnings from continuing operations were $26.2 million and $0.66 per share, respectively, compared with $19.5 million and $0.49 per share for the first quarter of 2017.

●	The corporation increases its 2018 earnings guidance range from $1.80-$1.95 to $1.90-$2.05 per diluted share.

CEO Overview

“Our team completed an exceptional first quarter with diluted earnings per share from continuing operations up $0.17, or 35 percent over first quarter last year,” said Otter Tail Corporation President and CEO Chuck MacFarlane. “All operating segments improved net income quarter over quarter. Favorable weather across our service area and interim rates in North Dakota positively impacted our Electric segment net earnings. Our Plastics segment achieved stronger sales with better margins. And BTD drove increased revenues and operations improvements.”

“Otter Tail Power Company filed a rate case with the North Dakota Public Service Commission in November 2017 to increase non-fuel rates by $13.1 million annually, or 8.7 percent. We implemented an interim rate increase on January 1, 2018 while the commission considers the request. In March 2018 we lowered our overall increase request to $7.1 million, or 4.8 percent, primarily due to lower federal income tax rates. We anticipate commission response in May and hearings in mid-July.

“On April 20, 2018 Otter Tail Power Company filed a request with the South Dakota Public Utilities Commission to increase non-fuel rates in South Dakota by approximately $3.3 million annually, or 10.1 percent, as the first step in a two-step request. We requested interim rates be effective May 21, 2018. This first step of our request reflects lower federal income tax rates resulting from tax reform, allowing for benefits of the lower tax rates to flow back to South Dakota customers. The second step in the request is an additional 1.7 percent increase in 2020 to recover costs for the Merricourt wind generation facility scheduled to be in service by the end of 2019. We are working with Minnesota regulators as well to bring the benefits of tax reform to our Minnesota customers.

“Incremental growth from capital investment also benefited the utility. The Big Stone South-Ellendale line, a 345-kilovolt regional transmission project Otter Tail Power Company is managing and co-owns with another utility, is on budget and, with 75 percent of the structures set, remains on schedule for completion in 2019. Our investment in this project is expected to be approximately $125 million. This is one of the projects the Midcontinent Independent System Operator (MISO) designated a Multi-Value Project, allowing cost recovery from all customers in MISO’s upper Midwest footprint. The line will improve transmission reliability and allow for the interconnection of significant wind and other generation resources.

“Overall, Otter Tail Power Company expects to invest $901 million in capital projects from 2018 through 2022, including the Big Stone South-Ellendale line and regulated investments in renewable and natural gas-fired generation. This will produce a projected compounded annual growth rate of 9.0 percent in utility rate base from 2017 through 2022 and will deliver value to customers and shareholders. The Merricourt wind and Astoria Station natural gas projects continue to advance through the MISO interconnection process.

“While all five operating companies improved net income, the PVC pipe companies, Vinyltech and Northern Pipe Products, drove the overall improvement. Customers accelerated orders to get ahead of forecasted increases in raw material costs. The sales volume, combined with federal tax reform benefits, resulted in a $4.4 million increase in Plastics segment net income quarter over quarter, and an $0.11 increase in earnings per share quarter over quarter. I applaud the management and employees of our Plastics segment for driving operational excellence and customer satisfaction while handling very strong demand.

“Our Manufacturing segment showed a $2.0 million net income improvement quarter-over-quarter. BTD, our custom metal fabricator, was up $0.04 per share compared with first quarter last year. Approximately $0.03 was due to improved sales volume and productivity gains at all BTD locations and $0.01 was due to the impact of tax reform legislation.

“Our strategic initiatives to grow our businesses, achieve operational and commercial excellence, and develop our talent are strengthening our position in the markets we serve. Overall positive results provide a foundation for increasing our 2018 diluted earnings per share guidance range from $1.80-$1.95 to $1.90-$2.05.”

Cash Flow from Operations, Liquidity and Financing

Our consolidated cash provided by continuing operations for the quarter ended March 31, 2018 was $4.8 million compared with $21.2 million for the quarter ended March 31, 2017. Primary reasons for the $16.4 million decrease in cash provided by continuing operations between the quarters were a $20.0 million increase in discretionary contributions to the corporation’s funded pension plan, partially offset by a $6.6 million increase in net income from continuing operations.

On February 7, 2018, Otter Tail Power Company issued $100 million in privately placed 4.07% Senior Unsecured Notes due February 7, 2048. Proceeds from the issuance were used to pay down a portion of borrowings then outstanding under the Otter Tail Power Company Credit Agreement.

The following table presents the status of the corporation’s lines of credit:

(in thousands)	Line Limit	In Use On March 31, 2018	Restricted due to Outstanding Letters of Credit	Available on March 31, 2018	Available on December 31, 2017
Otter Tail Corporation Credit Agreement	$130,000	$6,182	$--	$123,818	$130,000
Otter Tail Power Company Credit Agreement	170,000	24,137	300	145,563	57,329
Total	$300,000	$30,319	$300	$269,381	$187,329

Board of Directors Declared Quarterly Dividend

On May 2, 2018 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.335 per share. This dividend is payable June 9, 2018 to shareholders of record on May 15, 2018.

Segment Performance Summary

Electric

	Three Months ended March 31,
($s in thousands)	2018	2017	Change	% Change
Retail Electric Revenues	$108,305	$105,215	$3,090	2.9
Wholesale Electric Revenues	1,015	867	148	17.1
Other Electric Revenues	13,645	12,469	1,176	9.4
Total Electric Revenues	$122,965	$118,551	$4,414	3.7
Net Income	$16,668	$15,560	$1,108	7.1
Retail megawatt-hour (mwh) Sales	1,453,893	1,389,921	63,972	4.6
Heating Degree Days	3,591	3,082	509	16.5

The following table shows heating degree days as a percent of normal:

	Three Months ended March 31,
	2018	2017
Heating Degree Days	106.6%	90.1%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail mwh sales under actual weather conditions and expected retail mwh sales under normal weather conditions in the first quarters of 2018 and 2017 and between the quarters:

	2018 vs Normal	2017 vs Normal	2018 vs 2017
Effect on Diluted Earnings Per Share	$0.022	$(0.023)	$0.045

The $3.1 million increase in retail electric revenues includes:

●	A $4.0 million increase in retail revenue related to the recovery of increased fuel and purchased power costs due to an increase in mwhs generated to serve retail customers.

●	A $2.7 million increase in revenues related to increased usage due to colder weather in the first quarter of 2018, evidenced by a 16.5% increase in heating degree days between the quarters.

●	A $1.6 million net retail revenue increase related to an interim rate increase implemented in North Dakota in January 2018 in conjunction with the 2017 general rate increase request.

●	A $0.7 million increase in North Dakota and Minnesota Renewable Resource Adjustment rider revenues.

●	A $0.4 million increase in Conservation Improvement Program (CIP) cost recovery revenues.

offset by:

●	A $2.8 million reduction in revenues mainly related to the implementation of final retail rates in Minnesota that were lower than interim rates in effect in the first quarter of 2017.

●

A $2.4 million reduction in revenues for the provision of refunds related to the recovery of federal income taxes in current retail electric rates in Minnesota and South Dakota that are in excess of lower federal income taxes under the 2017 Tax Cuts and Jobs Act (TCJA).

●

A $0.7 million decrease in North Dakota and South Dakota Environmental Cost Recovery rider revenues mainly due to the reduction in the federal income tax rate under the TCJA and adjustment of the return on equity component of the rider in North Dakota to the level requested in the 2017 general rate case.

●

A $0.4 million decrease in North Dakota Transmission Cost Recovery rider revenues in correlation with the North Dakota general rate case initiated in November 2017 and the reduction in the federal income tax rate under the TCJA.

Other electric revenues increased $1.2 million due to an increase in MISO transmission tariff revenue resulting from increased transmission system investments and higher usage of our transmission assets by others.

Production fuel costs increased $2.3 million, mainly due to a 31.4% increase in mwhs generated from our fuel burning plants to provide electricity for the increase in retail and wholesale demand driven by the colder weather in our service territory in the first quarter of 2018.

The cost of purchased power to serve retail customers increased $2.4 million due to a 14.2% increase in the cost per mwh purchased driven by higher market demand resulting from colder weather in the first quarter of 2018 compared with the first quarter of 2017.

Electric operating and maintenance expenses increased $2.2 million due to:

●	A $1.5 million increase in operating expenses resulting primarily from lower capitalized labor, increased vegetation management costs and higher rate case expenses.

●	A $0.4 million increase in CIP expenditures.

●

A $0.3 million increase in transmission service charges. Transmission service charges were lower in first quarter 2017 due to a $1.1 million MISO refund. The MISO refund related to a reduction in the return on equity component of the MISO tariff imposed from November 2013 through January 2015. This refund was offset by $0.8 million in Southwest Power Pool transmission cost true-ups recorded in first quarter 2017.

Depreciation expense increased $0.9 million mainly due to an increase in transmission project unitization and the Big Stone South-Brookings transmission line being placed in service in September 2017.

Other income increased $0.5 million in the Electric segment due to an increase in the allowance for equity funds used during construction (AFUDC) resulting from an increase in construction work in progress subject to AFUDC.

Income tax expense in the Electric segment decreased $4.0 million mainly due to the reduction in the federal income tax rate from 35% to 21% under the TCJA along with a $2.9 million decrease in Electric segment income before income taxes.

Manufacturing

	Three Months ended March 31,
(in thousands)	2018	2017	Change	% Change
Operating Revenues	$68,662	$58,417	$10,245	17.5
Net Income	4,164	2,172	1,992	91.7

At BTD, a revenue increase of $9.6 million included increases in parts sales of $5.2 million to manufacturers of industrial and construction equipment, $2.1 million to manufacturers of lawn and garden and agricultural equipment and $1.8 million to manufacturers of recreational vehicles. The revenue increase also included a $0.5 million increase in revenue from scrap metal sales due to higher scrap volumes from increased production and a 12% increase in scrap metal pricing. Cost of products sold at BTD increased $6.4 million in relationship to the increased sales. The $3.2 million increase in gross margins on sales was partially offset by a $1.0 million increase in operating expenses due to a $0.5 million increase in incentives earned on higher sales and $0.5 million in increased computer and software, contracted services and other administrative and general expenses. Although income tax expense at BTD increased $0.3 million quarter over quarter due to higher sales volumes and improved margins, the impact of the reduction in the federal tax rate under the TCJA provided for a $0.6 million reduction in income tax expense at BTD.

At T.O. Plastics, revenues improved $0.7 million due to increased sales of horticultural containers across its customer base. The revenue increase was offset by a $0.6 million increase in cost of products sold related to the increase in sales and a $0.1 million increase in operating expenses. The reduction in the federal tax rate under the TCJA provided for a reduction in income tax expense and increase in net income of $0.2 million at T.O. Plastics.

Plastics

	Three Months ended March 31,
(in thousands)	2018	2017	Change	% Change
Operating Revenues	$49,653	$37,157	$12,496	33.6
Net Income	6,844	2,437	4,407	180.8

Plastics segment revenues increased $12.5 million due to a 20.7% increase in polyvinyl-chloride (PVC) pipe prices and a 10.7% increase in pounds of PVC pipe sold. The increase in revenue was partially offset by a $6.5 million increase in cost of products sold due to the increase in sales volume and a 9.8% increase in costs per pound of pipe sold. The increase in pipe prices in excess of the increase in cost of products sold resulted in a $6.0 million increase in gross margin on pipe sold. Plastics segment operating expenses increased by $0.6 million due to an increase in incentives earned and commissions paid on higher sales. Although income tax expense in the Plastics segment increased $1.0 million quarter over quarter due to higher sales volumes and improved margins, the reduction in the federal tax rate under the TCJA provided for $1.3 million of the $4.4 million increase in segment net income.

Corporate

Corporate costs net-of-tax increased $0.8 million between the quarters due to:

●	A $0.3 million increase in professional services and dues expenses.

●	A $0.3 million increase in employee benefit costs.

●	A $0.2 million reduction in income tax savings despite an increase in operating expenses before tax due to the reduction in the federal income tax rate effective in 2018.

2018 Business Outlook

We are raising our consolidated diluted earnings per share guidance for 2018 to be in the range of $1.90 to $2.05 from our previously announced guidance range of $1.80 to $1.95. The revised guidance is the result of stronger-than-expected first quarter results from our Plastics segment and reflects strategies for improving future operating results. We have taken into consideration the cyclical nature of some of our businesses as well as current regulatory factors and economic challenges facing our Electric, Manufacturing and Plastics segments. We expect capital expenditures for 2018 to be $110 million compared with actual cash used for capital expenditures of $133 million in 2017. Our planned expenditures for 2018 include $33 million for the Big Stone South-Ellendale transmission line project, which positively impacts earnings by providing an immediate return on invested funds through rider recovery mechanisms.

Segment components of our 2018 earnings per share guidance range compared with 2017 actual earnings are as follows:

	2017 EPS	2018 Guidance February 12, 2018		2018 Guidance May 7, 2018
Diluted Earnings Per Share	by Segment	Low	High	Low	High
Electric	$1.24	$1.34	$1.37	$1.34	$1.37
Manufacturing	$0.28	$0.26	$0.30	$0.26	$0.30
Plastics	$0.54	$0.36	$0.40	$0.48	$0.52
Corporate	($0.25)	($0.16)	($0.12)	($0.18)	($0.14)
Total – Continuing Operations	$1.81	$1.80	$1.95	$1.90	$2.05
Return on Equity	10.6%	10.1%	10.9%	10.6%	11.5%

Contributing to our revised earnings guidance for 2018 are the following items:

●	We expect 2018 Electric segment net income to be higher than 2017 segment net income based on:

o	Normal weather for the remainder of 2018. Milder than normal weather in 2017 negatively impacted diluted earnings per share by an estimated $0.04 compared to normal.

o

Constructive outcome of the rate case filed in North Dakota on November 2, 2017, with a full year of increased interim rates in 2018. And constructive outcome of the rate case filed in South Dakota on April 20, 2018. Our ability to obtain final rates similar to interim rates and reasonable rates of return depends on regulatory action under applicable statutes and regulations. We expect the effects of any reduction in interim or final rates due to lower tax rates in the new tax law to be offset by lower tax expenses. We cannot provide assurance our interim rates will become final.

o	Increases in transmission investments and other revenues.

offset by:

o

Increased operating and maintenance expenses of $0.05 per share due to a planned maintenance outage at our Big Stone Plant and $0.09 per share for increasing costs of pension, medical, workers compensation and retiree medical benefits. The increase in pension costs is a result of a decrease in the discount rate from 4.60% to 3.90%.

o	Higher depreciation and property tax expense due to large capital projects being put into service.

o

Increased interest expense related to replacing short-term debt at an average annual rate of 2.4% with long-term debt at a rate of 4.07% along with an increase in combined short-term and long-term borrowings to finance portions of 2018 planned capital expenditures.

●	We expect 2018 net income from our Manufacturing segment to increase over 2017 based on the following:

o	An increase in earnings at BTD Manufacturing from an increase in year-over-year sales and planned improvement in operating margins through continued cost reductions.

o	An increase in earnings from T.O. Plastics mainly driven by year-over-year sales growth in our horticulture, life science and industrial markets.

o	Lower income taxes due to lower federal tax rates implemented as part of the new tax law.

o	Backlog for the manufacturing companies of approximately $142 million for 2018 compared with $105 million one year ago.

●

While we still expect 2018 net income from the Plastics segment to be lower than 2017, we are revising our earnings guidance for this segment upwards given strong first quarter results. Business conditions in the first quarter saw stronger-than-expected sales prices resulting in higher operating margins. While announced resin price increases are expected to lower operating margins through the remainder of the year, overall business conditions are expected to remain solid. Earnings in 2017 included an estimated impact of $0.09 per diluted share due to market reaction to hurricanes in the Gulf of Mexico. Plastics segment net income for 2018 will be positively affected by lower federal tax rates in the new tax law.

●

Corporate costs, net of tax, are expected to be higher in 2018 than in 2017, when excluding the effect of revaluing deferred tax assets ($0.18 per share) related to tax reform on 2017 net losses. The higher net-of-tax costs expected in 2018 are due, in part, to the lower tax rate in effect in 2018. The change in the guidance range for corporate costs is due to an additional increase in employee benefit costs due to the increase in our overall guidance range.

The impact of 2017 tax reform legislation on future results is based on reasonable estimates and is subject to adjustment on obtaining additional information or to reflect any future legislation, rules, regulations or interpretations of the tax reform legislation. We will continue to analyze and assess the effects of the 2017 tax law changes on our future business projections.

CONFERENCE CALL AND WEBCAST

The corporation will host a live webcast on Tuesday, May 8, 2018, at 10:00 a.m. CDT to discuss its financial and operating performance.

The presentation will be posted on our website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast.” Please allow extra time prior to the call to visit the site and download any software needed to listen to the webcast. An archived copy of the webcast will be available on our website shortly following the call.

If you are interested in asking a question during the live webcast, the Dial-In Number is: 877-312-8789, otherwise the listen only mode can be accessed by dialing 866-634-1342.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2018 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause our actual results to differ materially from those discussed in the forward-looking statements:

●	Federal and state environmental regulation could require us to incur substantial capital expenditures and increased operating costs.

●	Volatile financial markets and changes in our debt ratings could restrict our ability to access capital and increase borrowing costs and pension plan and postretirement health care expenses.

●

We rely on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If we are unable to access capital at competitive rates, our ability to implement our business plans may be adversely affected.

●

Disruptions, uncertainty or volatility in the financial markets can also adversely impact our results of operations, the ability of customers to finance purchases of goods and services, and our financial condition, as well as exert downward pressure on stock prices and/or limit our ability to sustain our current common stock dividend level.

●

We could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with our long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

●	Any significant impairment of our goodwill would cause a decrease in our asset values and a reduction in our net operating income.

●

Declines in projected operating cash flows at BTD or the Plastics segment may result in goodwill impairments that could adversely affect our results of operations and financial position, as well as financing agreement covenants.

●

The inability of our subsidiaries to provide sufficient earnings and cash flows to allow us to meet our financial obligations and debt covenants and pay dividends to our shareholders could have an adverse effect on us.

●

We rely on our information systems to conduct our business and failure to protect these systems against security breaches or cyber-attacks could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

●	Economic conditions could negatively impact our businesses.

●	If we are unable to achieve the organic growth we expect, our financial performance may be adversely affected.

●	Our plans to grow and realign our business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

●

We may, from time to time, sell assets to provide capital to fund investments in our electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of our businesses could expose us to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect our results of operations and financial condition.

●	We are subject to risks associated with energy markets.

●

Changes in tax laws, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could materially adversely affect our business, financial condition, results of operations and prospects.

●

Four of our operating companies have single customers that provide a significant portion of the individual operating company’s and the business segment’s revenue. The loss of, or significant reduction in revenue from, any one of these customers would have a significant negative financial impact on the operating company and its business segment and could have a significant negative financial impact on us.

●

We may experience fluctuations in revenues and expenses related to our electric operations, which may cause our financial results to fluctuate and could impair our ability to make distributions to our shareholders or scheduled payments on our debt obligations, or to meet covenants under our borrowing agreements.

●	Actions by the regulators of our electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●

Otter Tail Power Company’s operations are subject to an extensive legal and regulatory framework under federal and state laws as well as regulations imposed by other organizations that may have a negative impact on our business and results of operations.

●

Otter Tail Power Company’s electric transmission and generation facilities could be vulnerable to cyber and physical attack that could impair its ability to provide electrical service to its customers or disrupt the U.S. bulk power system.

●

Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●	Changes to regulation of generating plant emissions, including but not limited to carbon dioxide emissions, could affect our operating costs and the costs of supplying electricity to our customers.

●

Competition from foreign and domestic manufacturers, the price and availability of raw materials, prices and supply of scrap or recyclable material and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

●

Our plastics operations are highly dependent on a limited number of vendors for PVC resin and a limited supply of PVC resin. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

●

We compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of our competitors.

●	Changes in PVC resin prices can negatively affect our plastics business.

For a further discussion of other risk factors and cautionary statements, refer to reports we file with the Securities and Exchange Commission.

About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three months ended March 31, 2018 and 2017 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)

	Quarter Ended March 31,
	2018	2017

Operating Revenues by Segment
Electric
Revenues from Contracts with Customers	$123,840	$119,790
Changes in Accrued Revenues under Alternative Revenue Programs	(875)	(1,239)
Total Electric Revenues	122,965	118,551
Manufacturing	68,662	58,417
Plastics	49,653	37,157
Intersegment Eliminations	(14)	(8)
Total Operating Revenues	241,266	214,117
Operating Expenses
Fuel and Purchased Power	40,299	35,570
Nonelectric Cost of Products Sold (depreciation included below)	88,785	75,277
Electric Operating and Maintenance Expense	39,475	37,277
Nonelectric Operating and Maintenance Expense	12,494	10,135
Depreciation and Amortization	18,763	17,854
Property Taxes - Electric	3,835	3,798
Total Operating Expenses	203,651	179,911
Operating Income (Loss) by Segment
Electric	25,434	28,840
Manufacturing	5,894	3,756
Plastics	9,339	3,956
Corporate	(3,052)	(2,346)
Total Operating Income	37,615	34,206
Interest Charges	7,372	7,462
Nonservice Cost Components of Postretirement Benefits	1,417	1,405
Other Income	1,183	553
Income Tax Expense – Continuing Operations	3,794	6,363
Net Income (Loss) by Segment – Continuing Operations
Electric	16,668	15,560
Manufacturing	4,164	2,172
Plastics	6,844	2,437
Corporate	(1,461)	(640)
Net Income from Continuing Operations	26,215	19,529
Income from Discontinued Operations - net of Income Tax Expense of $38 in 2017	--	56
Net Income	$26,215	$19,585
Average Number of Common Shares Outstanding
Basic	39,550,874	39,350,802
Diluted	39,863,682	39,640,725

Basic Earnings Per Common Share:
Continuing Operations	$0.66	$0.50
Discontinued Operations	--	--
	$0.66	$0.50
Diluted Earnings Per Common Share:
Continuing Operations	$0.66	$0.49
Discontinued Operations	--	--
	$0.66	$0.49

Otter Tail Corporation
Consolidated Balance Sheets
Assets
in thousands
(not audited)

	March 31,	December 31,
	2018	2017

Current Assets
Cash and Cash Equivalents	$1,121	$16,216
Accounts Receivable:
Trade—Net	94,265	68,466
Other	7,109	7,761
Inventories	87,999	88,034
Unbilled Receivables	18,692	22,427
Income Taxes Receivable	--	1,181
Regulatory Assets	19,736	22,551
Other	11,210	12,491
Total Current Assets	240,132	239,127

Investments	8,648	8,629
Other Assets	35,763	36,006
Goodwill	37,572	37,572
Other Intangibles—Net	13,420	13,765
Regulatory Assets	125,667	129,576

Plant
Electric Plant in Service	1,986,385	1,981,018
Nonelectric Operations	219,942	216,937
Construction Work in Progress	153,963	141,067
Total Gross Plant	2,360,290	2,339,022
Less Accumulated Depreciation and Amortization	814,074	799,419
Net Plant	1,546,216	1,539,603
Total	$2,007,418	$2,004,278

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
in thousands
(not audited)

	March 31,	December 31,
	2018	2017

Current Liabilities
Short-Term Debt	$30,319	$112,371
Current Maturities of Long-Term Debt	171	186
Accounts Payable	87,179	84,185
Accrued Salaries and Wages	14,806	21,534
Accrued Federal and State Income Taxes	984	--
Other Accrued Taxes	17,585	16,808
Regulatory Liabilities	5,119	9,688
Other Accrued Liabilities	9,940	11,389
Liabilities of Discontinued Operations	--	492
Total Current Liabilities	166,103	256,653

Pensions Benefit Liability	89,552	109,708
Other Postretirement Benefits Liability	70,040	69,774
Other Noncurrent Liabilities	23,482	22,769

Deferred Credits
Deferred Income Taxes	103,009	100,501
Deferred Tax Credits	21,025	21,379
Regulatory Liabilities	233,279	232,893
Other	2,935	3,329
Total Deferred Credits	360,248	358,102

Capitalization
Long-Term Debt—Net	589,943	490,380

Cumulative Preferred Shares	--	--

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	198,133	197,787
Premium on Common Shares	341,841	343,450
Retained Earnings	174,209	161,286
Accumulated Other Comprehensive Loss	(6,133)	(5,631)
Total Common Equity	708,050	696,892
Total Capitalization	1,297,993	1,187,272
Total	$2,007,418	$2,004,278

Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands
(not audited)

	For the Three Months Ended March 31,
In thousands	2018	2017

Cash Flows from Operating Activities
Net Income	$26,215	$19,585
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Income from Discontinued Operations	--	(56)
Depreciation and Amortization	18,763	17,854
Deferred Tax Credits	(354)	(366)
Deferred Income Taxes	2,901	4,512
Change in Deferred Debits and Other Assets	6,295	5,005
Discretionary Contribution to Pension Plan	(20,000)	--
Change in Noncurrent Liabilities and Deferred Credits	(5,091)	1,314
Allowance for Equity/Other Funds Used During Construction	(638)	(170)
Stock Compensation Expense – Equity Awards	1,146	1,150
Other—Net	(284)	(5)
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(25,047)	(15,521)
Change in Inventories	35	2,267
Change in Other Current Assets	2,334	(22)
Change in Payables and Other Current Liabilities	(2,598)	(13,986)
Change in Interest and Income Taxes Receivable/Payable	1,163	(321)
Net Cash Provided by Continuing Operations	4,840	21,240
Net Cash Used in Discontinued Operations	(200)	(39)
Net Cash Provided by Operating Activities	4,640	21,201
Cash Flows from Investing Activities
Capital Expenditures	(23,618)	(30,113)
Proceeds from Disposal of Noncurrent Assets	510	612
Cash Used for Investments and Other Assets	(719)	(508)
Net Cash Used in Investing Activities	(23,827)	(30,009)
Cash Flows from Financing Activities
Changes in Checks Written in Excess of Cash	2,338	7,999
Net Short-Term (Repayments) Borrowings	(82,052)	16,293
Proceeds from Issuance of Common Stock – net of Issuance Expenses	--	1,958
Payments for Retirement of Capital Stock	(2,409)	(1,759)
Proceeds from Issuance of Long-Term Debt	100,000	--
Short-Term and Long-Term Debt Issuance Expenses	(433)	--
Payments for Retirement of Long-Term Debt	(60)	(3,057)
Dividends Paid	(13,292)	(12,626)
Net Cash Provided by Financing Activities	4,092	8,808
Net Change in Cash and Cash Equivalents	(15,095)	--
Cash and Cash Equivalents at Beginning of Period	16,216	--
Cash and Cash Equivalents at End of Period	$1,121	$--